Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION
FuelCell Energy Announces 70 Megawatt Order from POSCO Power and $9
Million Charge to Second Quarter 2011 Earnings
Multi-year Order Supports Demand for Ultra-Clean and Efficient Fuel Cell Power Plants to
Meet South Korean Renewable Portfolio Standard
Limited fleet repair and upgrade program to result in charge to second quarter 2011 earnings
Danbury, CT — May 31, 2011 — FuelCell Energy, Inc. (NASDAQ: FCEL), a leading manufacturer of ultra-clean, efficient and reliable power plants, today announced a two-year order for 70 megawatts (MW) of fuel cell kits from POSCO Power. The total value of the order and other commitments for services is estimated to be at least $129 million with delivery of fuel cell kits beginning in October 2011 and occurring monthly through October 2013. Payment terms include a down payment and progress payments during the term of the contract, with approximately 40 percent of the contract value received by October, 2011. POSCO Power is an independent power producer in South Korea and subsidiary of POSCO, a global steel producer.
“Fuel cells address the needs of the South Korean market for ultra-clean and efficient power that is generated continuously,” said Soung-Sik Cho, President and CEO, POSCO Power. “We expect fuel cells to play a significant role in meeting the new and renewable power needs for South Korea under the Renewable Portfolio Standard and we want to ensure that POSCO Power is positioned to meet the demand.”
South Korea adopted a renewable portfolio standard (RPS) in 2010 to promote clean energy, reduce carbon emissions, and develop a local green-industry to promote economic growth. Beginning in 2012, 350 MW of renewable energy per year is mandated through 2016, and 700 MW per year through 2022. Fuel cells operating on natural gas and biogas fully qualify under the RPS and earned a prominent position within the RPS pricing mechanism due to their efficient and reliable generation of ultra-clean power.
“This is the largest order ever received by FuelCell Energy, almost doubling product sales and service backlog and enabling us to maintain production at an annual rate of 55 MW,” said Chip Bottone, President and CEO of FuelCell Energy, Inc. “Higher production levels will drive product costs down further as we achieve manufacturing and purchasing efficiencies.”
“Our relationship with POSCO Power is an excellent example of the market for fuel cells where value is placed on ultra-clean baseload distributed generation and where we have a strong local partner to grow the market,” continued Mr. Bottone.

POSCO Power recently completed construction of a fuel cell module assembly facility, which utilizes FuelCell Energy proprietary fuel cell components. POSCO Power stacks the fuel cell components to create the fuel cell module and adds electrical and mechanical balance of plant to complete the power plant. The POSCO Power fuel cell module assembly and balance of plant facilities are designed for 100 MW annual capacity.
In addition to the revenue generated by the sale of fuel cell kits, FuelCell Energy receives a royalty for each complete power plant built and installed by POSCO Power, under a licensing agreement signed in 2009. Future potential royalty payments to FCE are not included in the $129 million estimated order value.
This announcement follows an order in June 2009 for 30.8 MW of fuel cell modules and components valued at approximately $58 million. Including this order, POSCO Power has ordered 140 MW of fuel cells.
Second Quarter 2011 Charge to Earnings
FuelCell Energy, Inc. has committed to a repair and upgrade program for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Second quarter 2011 earnings will be impacted by a non-recurring charge of approximately $9 million, which will be accounted for as an increase to cost of goods sold. The program will begin in the third quarter of 2011 and no additional charges are anticipated. The estimated cash impact in fiscal 2011 is $3 to $5 million.
The program will ensure that this group of modules is achieving expected performance levels. The performance shortfall is due to the type of sealant and design utilized, not the stack itself. In total, 16 modules totaling 19.2 MW will be affected with 14 of the modules located in South Korea and the remaining two modules located in the USA. Completion of the program is expected by mid-2012.
“We understand the cause of the performance shortfall and are confident that it impacts only a subset of our fleet as different designs and sealant material are used for the remainder of the modules in the fleet,” said Chip Bottone. “The performance for these 1.2 megawatt modules did not meet our objectives. Subsequent advancements in sealant technology combined with a different design prevent this performance shortfall from occurring in our current generation of 1.4 megawatt fuel cell modules or any of our sub-megawatt modules.”
FuelCell Energy will release second quarter 2011 earnings on June 6, 2011, after the market close. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 750 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com